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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           THERAPEUTIC ANTIBODIES INC.

                  In accordance with the provisions of Sections 103 and 242 of the Delaware General Corporation Law (the "Act"), Therapeutic Antibodies Inc., a Delaware corporation (the "Corporation"), organized and existing under and by virtue of the provisions of the Act and all amendments thereto, does hereby certify as follows:

                  1. The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore filed and as previously amended (the "Amended and Restated Certificate of Incorporation"), shall, upon the filing and recording of this Certificate of Amendment, be further amended as follows:

                           Paragraph THIRD, subsection 4(a), of the Amended and Restated Certificate of Incorporation is deleted in its entirety, and the following text is substituted in its place and stead:

                  "4. (a) The Corporation shall have authority, acting by its Board of Directors, to issue not more than sixty million (60,000,000) shares of capital stock, consisting of fifty-nine million (59,000,000) shares of common stock, par value one tenth of one cent ($.001) per share ("Common Stock") and one million (1,000,000) shares of preferred stock, par value one cent ($.01) per share ("Preferred Stock")."

                  2. Except as otherwise set forth in paragraph 1 above, all other provisions of the Corporation's Amended and Restated Certificate of Incorporation shall remain as set forth in the Amended and Restated Certificate of Incorporation as it now exists.

                  3. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Act.

                  IN WITNESS WHEREOF, Therapeutic Antibodies Inc. has caused this Certificate to be signed by its Chief Executive Officer and Secretary this 6th day of November, 1998.


                                      THERAPEUTIC ANTIBODIES INC.



                                      By:  /s/ Andrew J. Heath
                                           -------------------------------------
                                           Andrew J. Heath, M.D., Ph.D.,
                                           Chief Executive Officer

ATTEST:


By:  /s/ Martin S. Brown
     ---------------------------------
     Martin S. Brown, Secretary